Exhibit 99.1

 November 4, 2014

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES THIRD QUARTER 2014 RESULTS

Aggregates Volume Increases 12 Percent

EPS from Continuing Operations Up 59 Percent to $0.51, or $0.54 excluding $0.03 in Acquisition and Divestiture Costs

Birmingham, Alabama – November 4, 2014 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the third quarter ending September 30, 2014.

Third Quarter Summary (compared with prior year’s third quarter)

•	Total revenues increased $60 million, or 7 percent
•	Gross profit increased $50 million, or 31 percent
•	Aggregates freight-adjusted revenues increased $66 million, or 14 percent
o	Shipments increased 12 percent, or 5.1 million tons
▪	Same-store shipments increased 10.5 percent, or 4.5 million tons
o	Segment gross profit increased $38 million, or 26 percent
▪	Incremental gross profit margin as a percent of freight-adjusted revenues, including acquisitions completed in the third quarter, was 58 percent
▪	Incremental gross profit margin was 65 percent, excluding acquisitions
o	Cash gross profit per ton was $5.15, an increase of $0.32, or 7 percent
o	Average sales price increased 2 percent, including unfavorable mix impact
▪	Exclusive of unfavorable mix, pricing increased 4 percent
•	Asphalt, Concrete and Cement segments gross profit improved $12 million, collectively
•	Adjusted EBITDA was $215 million, an increase of $44 million, or 26 percent
•	Earnings from continuing operations were $0.51 per diluted share (including $0.03 per diluted share in expenses related to business development activities) as compared to $0.32 in the third quarter of 2013 (which included $0.04 per diluted share associated with the gain on sale of reclaimed real estate).

Tom Hill, President and Chief Executive Officer, said, “Strong growth in aggregates volumes and solid operating performance in our aggregates businesses led to significant earnings growth for the Company. Our third quarter results continued to demonstrate the earnings leverage of volume growth in our aggregates business. We are also seeing the benefit of our continuing efforts to grow unit profitability and leverage our overhead structure. Over the past twelve months, aggregates shipments have increased 9 percent, or 13 million tons. During the same period, Aggregates segment gross profit has increased 30 percent, or $117 million.

“The overall pricing outlook for our aggregates products continues to improve with the recovery in demand for construction materials. Our aggregates shipments have grown for six consecutive quarters, and we expect this demand momentum to lead to accelerating price growth. This lead-lag relationship between growing volumes followed by accelerating price growth is typical for our business. We already see price increases between 5 and 10 percent in certain markets, particularly where the recovery in construction activity is further along. As we look ahead, we believe price momentum will increase with continued volume growth.”

Commentary on Segment Results

Aggregates Segment

Aggregates sales were $689 million, up 15 percent from the prior year’s third quarter, due largely to strong volume growth across most of the Company’s footprint. Third quarter aggregates shipments increased 12 percent compared to the prior year. Shipments in Illinois and Texas increased 31 and 21 percent, respectively, due in part to large-project work. Other markets, including Florida, Georgia, North Carolina, and Virginia, reported volume growth of 10 to 15 percent versus the prior year. During the third quarter, the Company completed several bolt-on acquisitions. Excluding shipments from these new operations, same-store aggregates shipments increased 10.5 percent from the prior year.

Freight-adjusted average sales price for aggregates increased 2 percent, or $0.23 per ton, versus the prior year’s third quarter, as almost all of our markets realized price improvement. This quarterly price improvement marks the thirteenth consecutive quarter of year-over-year price improvement. The sharp volume increase in Illinois negatively impacted the overall increase in average selling price by 1 percent. Additionally, several large shipments of base material and other lower-priced products also impacted the reported average selling price for the quarter by approximately 1 percent.

The widespread price improvement, combined with reductions in costs, drove a $0.43 per ton, or 12 percent, increase in our third quarter gross profit per ton. Despite relatively modest price growth during these early stages of demand recovery, trailing twelve month unit profitability has increased $0.52 per ton, or 19 percent, from the prior year’s third quarter.

As a percentage of freight-adjusted revenues, gross profit margin in the Aggregates segment improved 320 basis points over the prior year’s third quarter. This strong gross profit margin expansion includes certain costs associated with acquisitions closed in the third quarter. Excluding acquisitions completed in the third quarter, freight-adjusted revenues increased $60 million. Incremental gross profit associated with these same-store revenues was $39 million, an incremental gross profit margin of 65 percent.

Asphalt, Concrete and Cement Segments

Asphalt gross profit improved $1 million due to higher margins and earnings from recently completed acquisitions. Asphalt volumes approximated those of the prior year but were short of expectations due to the delayed start of several large projects until 2015.

Concrete gross profit was $5 million compared to a loss of $4 million in the third quarter of the prior year. Last year’s third quarter results included the Company’s Florida concrete business that was sold in the first quarter of 2014. On a same-store basis, volume and pricing improved, driven primarily by increased private construction activity. As a result, unit profitability improved and gross profit increased $3 million.

The Company’s cement business was also sold in the first quarter along with the Florida concrete assets. The Company retained its calcium products business that is included in the Cement segment. This business reported third quarter revenues in line with the prior year and gross profit improvement of $0.3 million versus the prior year.

Capital Allocation

Year-to-date, the Company has generated $890 million in cash from the sale of assets and the results of operations. Included in this amount is $719 million of cash associated with the sale of the Company’s Florida concrete and cement businesses in March.

Year-to-date, the Company has reduced long-term debt by $516 million. At the end of the third quarter, the Company’s ratio of Total Debt to Trailing Twelve Month Adjusted EBITDA was 3.6. This ratio compares favorably to one year ago at 5.9 and two years ago at 6.8.

During the third quarter, the Company completed six acquisitions for a total investment of $318 million. Collectively, these acquisitions include 450 million tons of proven and probable reserves in attractive markets: San Francisco, California; Phoenix, Arizona; Albuquerque and Santa Fe, New Mexico; Dallas, Texas; and northern Virginia and Washington D.C. Annual aggregates production volumes of the acquired assets totaled approximately 8 million tons in the most recent year. Additionally, the acquisitions in Phoenix and New Mexico include associated asphalt and concrete operations. The Company incurred approximately $3 million of one-time acquisition-related costs in the third quarter.

Capital expenditures during the first nine months of 2014 totaled $169 million. At the end of the third quarter, cash and cash equivalents were $92 million, and the Company had no outstanding borrowing on its revolving credit facility.

Outlook

Regarding the Company’s outlook for the remainder of the year, Mr. Hill stated, “Growth in private end markets continues to drive increased construction activity and demand for our products. Leading indicators, such as housing starts, nonresidential contract awards and employment levels, continue to show favorable above-average growth trends in Vulcan-served markets, and Vulcan markets continue to grow faster than U.S. markets as a whole. Importantly, we continue to convert these higher volumes into higher unit margins by operating efficiently at the plant level. This strong execution has resulted in a 19 percent increase in our trailing twelve-month unit profitability, as measured by Aggregates segment gross profit per ton, from what are already industry-leading profitability levels. This improved unit profitability, coupled with above-average demand growth, positions us well for significant future earnings growth.”

Based on these market trends, the Company expects the following:

•	Strong full year aggregates volume growth near the top end of guidance range of between 7 and 9 percent, assuming normal weather patterns in the fourth quarter
•	Full year pricing growth at the low end of guidance range of between 3 and 5 percent, with positive impact from current pricing actions benefiting price growth in 2015

•	Non-aggregates gross profit to be $40 to $45 million for the full year 2014, compared to $14 million in 2013
•	Full year 2014 selling, administrative and general (SAG) expenses in line with the prior year, excluding business development-related expenses
•	Capital spending for 2014 to be approximately $240 million to support the increased level of shipments and to further improve production costs and operating efficiencies

Mr. Hill concluded, “Our business continues to improve. Our employees remain focused on increasing unit profitability, delivering expected incremental earnings, and improving our valuable aggregates franchise. Our confidence in the prospects for a sustained multi-year recovery in aggregates demand continues to grow. Our markets are recovering from trough levels of demand and are outpacing the rest of the U.S. We are excited about our future as the leading aggregates supplier in the U.S. We remain focused on further improving the profitability of our existing businesses, strategically expanding our unmatched asset base to serve the needs of our customers, and continuing our disciplined management of capital.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CT on November 4, 2014. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties in the U.S. may also access the teleconference live by calling 855.877.0343 approximately 10 minutes before the scheduled start. International participants can dial 678.509.8772. The conference ID is 24281121. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, and a major producer of asphalt mix and concrete.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; changes in Vulcan’s effective tax rate that can adversely impact results; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event such infrastructure does not work as intended or experiences technical difficulties or is subjected to cyber attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of Vulcan's below investment grade debt rating on Vulcan's cost of capital; volatility in pension plan asset values and liabilities which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the potential of goodwill or long-lived asset impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

                    Table A

Vulcan Materials Company

and Subsidiary Companies

                     (Amounts and shares in thousands, except per share data)

$
		Three Months Ended		Nine Months Ended
Consolidated Statements of Earnings		September 30		September 30
(Condensed and unaudited)	2014	2013	2014	2013
Total revenues	$873,579	$813,568	$2,239,142	$2,090,463
Cost of revenues	664,537	654,585	1,821,220	1,780,930
Gross profit	209,042	158,983	417,922	309,533
Selling, administrative and general expenses	66,074	65,854	199,808	195,411
Gain on sale of property, plant & equipment
and businesses, net	1,002	9,350	238,527	36,869
Restructuring charges	(750)	-	(750)	(1,509)
Other operating expense, net	(2,889)	(2,712)	(17,645)	(12,907)
Operating earnings	140,331	99,767	438,246	136,575
Other nonoperating income (expense), net	(593)	2,310	4,030	4,968
Interest expense, net	40,891	49,134	201,531	152,757
Earnings (loss) from continuing operations
before income taxes	98,847	52,943	240,745	(11,214)
Provision for (benefit from) income taxes	31,066	10,793	71,947	(21,874)
Earnings from continuing operations	67,781	42,150	168,798	10,660
Earnings (loss) on discontinued operations, net of taxes	(842)	(787)	(1,896)	4,640
Net earnings	$66,939	$41,363	$166,902	$15,300

Basic earnings (loss) per share
Continuing operations	$0.51	$0.32	$1.29	$0.08
Discontinued operations	$0.00	$0.00	$(0.02)	$0.04
Net earnings	$0.51	$0.32	$1.27	$0.12

Diluted earnings (loss) per share
Continuing operations	$0.51	$0.32	$1.27	$0.08
Discontinued operations	$(0.01)	$(0.01)	$(0.01)	$0.04
Net earnings	$0.50	$0.31	$1.26	$0.12

Weighted-average common shares outstanding
Basic	131,797	130,266	131,256	130,234
Assuming dilution	133,369	131,320	132,759	131,368
Dividends declared per share	$0.06	$0.01	$0.16	$0.03
Depreciation, depletion, accretion and amortization	$71,157	$78,320	$208,858	$230,877
Effective tax rate from continuing operations	31.4%	20.4%	29.9%	195.1%

                Table B

Vulcan Materials Company

and Subsidiary Companies

                (Amounts in thousands, except per share data)

Consolidated Balance Sheets	September 30	December 31	September 30
(Condensed and unaudited)	2014	2013	2013

Assets
Cash and cash equivalents	$91,868	$193,738	$245,813
Accounts and notes receivable
Accounts and notes receivable, gross	485,176	344,475	450,642
Less: Allowance for doubtful accounts	(5,428)	(4,854)	(5,412)
Accounts and notes receivable, net	479,748	339,621	445,230
Inventories
Finished products	254,931	270,603	255,047
Raw materials	22,987	29,996	29,480
Products in process	1,331	6,613	6,385
Operating supplies and other	27,335	37,394	37,267
Inventories	306,584	344,606	328,179
Current deferred income taxes	41,745	40,423	39,326
Prepaid expenses	34,673	22,549	31,854
Assets held for sale	-	10,559	10,559
Total current assets	954,618	951,496	1,100,961
Investments and long-term receivables	42,117	42,387	43,275
Property, plant & equipment
Property, plant & equipment, cost	6,608,342	6,933,602	6,792,470
Reserve for depreciation, depletion & amortization	(3,539,772)	(3,621,585)	(3,578,010)
Property, plant & equipment, net	3,068,570	3,312,017	3,214,460
Goodwill	3,095,317	3,081,521	3,081,521
Other intangible assets, net	758,863	697,578	697,655
Other noncurrent assets	172,053	174,144	172,184
Total assets	$8,091,538	$8,259,143	$8,310,056

Liabilities
Current maturities of long-term debt	$145	$170	$163
Trade payables and accruals	167,837	139,345	154,451
Other current liabilities	196,830	159,620	204,029
Total current liabilities	364,812	299,135	358,643
Long-term debt	2,005,968	2,522,243	2,523,389
Noncurrent deferred income taxes	733,613	701,075	673,135
Deferred revenue	216,205	219,743	225,863
Other noncurrent liabilities	569,841	578,841	666,115
Total liabilities	3,890,439	4,321,037	4,447,145

Equity
Common stock, $1 par value	131,703	130,200	129,989
Capital in excess of par value	2,719,169	2,611,703	2,598,744
Retained earnings	1,441,742	1,295,834	1,288,054
Accumulated other comprehensive loss	(91,515)	(99,631)	(153,876)
Total equity	4,201,099	3,938,106	3,862,911
Total liabilities and equity	$8,091,538	$8,259,143	$8,310,056

              Table C

Vulcan Materials Company

and Subsidiary Companies

              (Amounts in thousands)

		Nine Months Ended
Consolidated Statements of Cash Flows		September 30
(Condensed and unaudited)	2014	2013
Operating Activities
Net earnings	$166,902	$15,300
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	208,858	230,877
Net gain on sale of property, plant & equipment and businesses	(238,527)	(48,597)
Proceeds from sale of future production, net of transaction costs	-	153,095
Contributions to pension plans	(4,115)	(3,535)
Share-based compensation	18,425	16,789
Excess tax benefits from share-based compensation	(3,375)	(896)
Deferred tax provision (benefit)	13,158	(25,862)
Cost of debt purchase	72,949	-
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(89,888)	(78,947)
Other, net	5,339	1,788
Net cash provided by operating activities	149,726	260,012
Investing Activities
Purchases of property, plant & equipment	(169,220)	(117,310)
Proceeds from sale of property, plant & equipment	21,320	14,974
Proceeds from sale of businesses, net of transaction costs	719,089	51,604
Payment for businesses acquired, net of acquired cash	(268,604)	(89,951)
Other, net	-	2
Net cash provided by (used for) investing activities	302,585	(140,681)
Financing Activities
Proceeds from line of credit	70,000	156,000
Payment of current maturities, long-term debt and line of credit	(649,711)	(306,493)
Proceeds from issuance of common stock	30,620	-
Dividends paid	(20,973)	(3,890)
Proceeds from exercise of stock options	12,513	4,491
Excess tax benefits from share-based compensation	3,375	896
Other, net	(5)	-
Net cash used for financing activities	(554,181)	(148,996)
Net decrease in cash and cash equivalents	(101,870)	(29,665)
Cash and cash equivalents at beginning of year	193,738	275,478
Cash and cash equivalents at end of period	$91,868	$245,813

                      Table D

Segment Financial Data and Unit Shipments

                      (Amounts in thousands, except per unit data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Total Revenues
Aggregates (a)	$688,922	$596,779	$1,752,583	$1,528,818
Asphalt Mix	136,441	130,251	330,004	308,279
Concrete (b)	98,949	129,751	288,792	349,934
Cement (c).	2,273	25,557	22,580	72,925
Segment sales	$926,585	$882,338	$2,393,959	$2,259,956
Aggregates intersegment sales	(53,006)	(56,519)	(145,592)	(134,581)
Cement intersegment sales	-	(12,251)	(9,225)	(34,912)
Total revenues	$873,579	$813,568	$2,239,142	$2,090,463
Gross Profit
Aggregates	$188,000	$149,789	$388,081	$301,695
Asphalt Mix	14,567	13,589	28,292	24,760
Concrete	5,486	(3,876)	(519)	(19,778)
Cement	989	(519)	2,068	2,856
Total	$209,042	$158,983	$417,922	$309,533
Depreciation, Depletion, Accretion and Amortization
Aggregates	$58,488	$56,749	$169,180	$169,235
Asphalt Mix	2,638	2,242	7,458	6,400
Concrete	4,955	8,379	15,678	24,539
Cement	157	5,426	1,406	13,758
Other	4,919	5,524	15,136	16,945
Total	$71,157	$78,320	$208,858	$230,877
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues (d)	$531,613	$465,711	$1,339,181	$1,188,939
Aggregates - tons (e)	47,825	42,765	121,101	110,189
Freight-adjusted sales price (f)	$11.12	$10.89	$11.06	$10.79
Other Products
Asphalt Mix - tons	2,240	2,172	5,508	5,204
Asphalt Mix - sales price	$55.08	$55.63	$54.01	$54.80
Ready-mixed concrete - cubic yards	978	1,304	2,885	3,558
Ready-mixed concrete - sales price	$101.20	$94.60	$98.49	$93.10

(a)	Includes crushed stone, sand and gravel, sand, other aggregates, as well as freight and delivery revenues associated with the aggregates business.
(b)	Includes ready-mixed concrete, concrete block, precast concrete, as well as building materials purchased for resale. On March 7, 2014, we sold our concrete business in the Florida area. See Appendix 5 for adjusted segment data.
(c)	Includes cement and calcium products. On March 7, 2014, we sold our cement business. See Appendix 5 for adjusted segment data.
(d)	Freight-adjusted revenues are total sales dollars excluding freight and delivery revenues, transportation to remote distribution sites and other revenues.
(e)	Includes tons marketed and sold on behalf of a third-party pursuant to volumetric production payment (VPP) agreements and tons shipped to our down-stream operations (i.e., asphalt mix and ready-mixed concrete).
(f)	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates tons.

                      Appendix 1

1.   Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows is summarized below:

                      (Amounts in thousands)

	Nine Months Ended
	September 30
	2014	2013
Cash Payments
Interest (exclusive of amount capitalized)	$163,593	$102,137
Income taxes	64,539	29,909

Noncash Investing and Financing Activities
Liabilities assumed in business acquisitions	24,881	232
Accrued liabilities for purchases of property, plant & equipment	5,777	9,197
Fair value of noncash assets and liabilities exchanged	4,914	-
Fair value of equity consideration for business acquisitions	45,185	-

2.   Reconciliation of Non-GAAP Measures

Gross profit margin as a percentage of total revenues excluding freight and delivery is not a Generally Accepted Accounting Principle (GAAP) measure. We present gross profit margin excluding freight and delivery revenues as it is consistent with the basis by which we review our operating results.  Likewise, we believe that this presentation is consistent with the basis by which investors analyze our operating results considering that freight and delivery services represent pass-through activities.  Reconciliation of this metric to its nearest GAAP measure is presented below:

Gross Profit Margin in Accordance with GAAP

                      (Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013

Gross profit	$209,042	$158,983	$417,922	$309,533
Total revenues	$873,579	$813,568	$2,239,142	$2,090,463
Gross profit margin	23.9%	19.5%	18.7%	14.8%

Gross Profit Margin Excluding Freight and Delivery Revenues

                      (Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013

Gross profit	$209,042	$158,983	$417,922	$309,533
Total revenues	$873,579	$813,568	$2,239,142	$2,090,463
Freight and delivery revenues	78,483	67,167	204,621	175,431
Total revenues less freight and delivery revenues	$795,096	$746,401	$2,034,521	$1,915,032
Gross profit margin excluding freight and delivery revenues	26.3%	21.3%	20.5%	16.2%

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

Aggregates segment gross profit margin as a percentage of freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure.  We present Aggregates segment gross profit margin as a percentage of freight-adjusted revenues as it is consistent with the basis by which we review our operating results.  We believe that this presentation is more meaningful to our investors as it excludes related transportation revenues (a pass-through activity) and other service-related revenues, such as landfill tipping fees.  Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Gross Profit Margin in Accordance with GAAP

(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Aggregates segment
Gross profit	$188,000	$149,789	$388,081	$301,695
Segment sales	$688,922	$596,779	$1,752,583	$1,528,818
Gross profit margin as a percentage of segment sales	27.3%	25.1%	22.1%	19.7%

Aggregates Segment Gross Profit Margin as a Percentage of Freight-Adjusted Revenues

(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Aggregates segment
Gross profit	$188,000	$149,789	$388,081	$301,695
Segment sales	$688,922	$596,779	$1,752,583	$1,528,818
Excluding:
Freight and delivery revenues	73,785	65,993	194,631	164,649
Transportation to remote distribution sites	56,853	37,267	146,462	107,687
Other revenues	26,671	27,808	72,309	67,543
Freight-adjusted revenues	$531,613	$465,711	$1,339,181	$1,188,939
Gross profit margin as a percentage of freight-adjusted revenues	35.4%	32.2%	29.0%	25.4%

    Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "free cash flow," "Aggregates segment cash gross profit," "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and "cash earnings."  Thus, free cash flow should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP.  Likewise, Aggregates segment cash gross profit, EBITDA and cash earnings should not be considered as alternatives to earnings measures defined by GAAP.  We present these metrics for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance and to monitor our cash and liquidity positions.  The investment community often uses these metrics as indicators of a company's ability to incur and service debt and to assess the operating performance of a company's businesses.  We use free cash flow, Aggregates segment cash gross profit, EBITDA, cash earnings and other such measures to assess liquidity and the operating performance of our various business units and the consolidated company.  Additionally, we adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period.  We do not use these metrics as a measure to allocate resources.  Reconciliations of these metrics to their nearest GAAP measures are presented below:

Free Cash Flow

Free cash flow deducts purchases of property, plant & equipment from net cash provided by operating activities.

                      (Amounts in thousands)

	Nine Months Ended
	September 30
	2014	2013
Net cash provided by operating activities	$149,726	$260,012
Purchases of property, plant & equipment	(169,220)	(117,310)
Free cash flow	$(19,494)	$142,702

Aggregates Segment Cash Gross Profit

Aggregates segment cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization (DDA&A) to Aggregates segment gross profit.

                      (Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Aggregates segment
Gross profit	$188,000	$149,789	$388,081	$301,695
DDA&A	58,488	56,749	169,180	169,235
Aggregates segment cash gross profit	$246,488	$206,538	$557,261	$470,930

                          Appendix 4

Reconciliation of Non-GAAP Measures (Continued)

EBITDA and Adjusted EBITDA

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization and excludes discontinued operations.  We adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period.

                          (Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013

Reconciliation of Net Earnings to EBITDA

Net earnings	$66,939	$41,363	$166,902	$15,300
Provision for (benefit from) income taxes	31,066	10,793	71,947	(21,874)
Interest expense, net	40,891	49,134	201,531	152,757
(Earnings) loss on discontinued operations, net of taxes	842	787	1,896	(4,640)
EBIT	139,738	102,077	442,276	141,543
Depreciation, depletion, accretion and amortization	71,157	78,320	208,858	230,877
EBITDA	$210,895	$180,397	$651,134	$372,420

Adjusted EBITDA and Adjusted EBIT

EBITDA	$210,895	$180,397	$651,134	$372,420
(Gain) loss on sale of real estate and businesses	1,185	(9,161)	(235,922)	(35,382)
Charges associated with acquisitions and divestitures	3,959	-	15,573	-
Amortization of deferred revenue	(1,384)	(300)	(3,725)	(876)
Restructuring charges	750	-	750	1,509
Adjusted EBITDA	$215,405	$170,936	$427,810	$337,671
Depreciation, depletion, accretion and amortization	(71,157)	(78,320)	(208,858)	(230,877)
Amortization of deferred revenue	1,384	300	3,725	876
Adjusted EBIT	$145,632	$92,916	$222,677	$107,670

              Appendix 5

Adjusted Concrete and Cement Segment Financial Data

Comparative financial data after adjusting for the March 7, 2014 sale of our concrete and cement businesses in the Florida area is presented below:

              (Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Concrete Segment
Segment sales
As reported	$98,949	$129,751	$288,792	$349,934
Adjusted	$98,949	$86,852	$256,069	$227,316

Total revenues
As reported	$98,949	$129,751	$288,792	$349,934
Adjusted	$98,949	$86,852	$256,069	$227,316

Gross profit
As reported	$5,486	$(3,876)	$(519)	$(19,778)
Adjusted	$5,486	$2,894	$3,172	$(440)

Depreciation, depletion, accretion and amortization
As reported	$4,955	$8,379	$15,678	$24,539
Adjusted	$4,955	$4,556	$14,327	$13,029

Cement Segment
Segment sales
As reported	$2,273	$25,557	$22,580	$72,925
Adjusted	$2,273	$2,303	$6,584	$7,186

Total revenues
As reported	$2,273	$13,306	$13,355	$38,013
Adjusted	$2,273	$2,290	$6,612	$7,165

Gross profit
As reported	$989	$(519)	$2,068	$2,856
Adjusted	$989	$651	$2,362	$2,160

Depreciation, depletion, accretion and amortization
As reported	$157	$5,426	$1,406	$13,758
Adjusted	$157	$49	$445	$342